QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(a)(1)(A)

COMPANY NOTICE
TO HOLDERS OF
TYCO INTERNATIONAL GROUP S.A.
ZERO COUPON CONVERTIBLE DEBENTURES DUE 2021

CUSIP Numbers: 902118 AW 8 and 902118 AV 0

        NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated February 12, 2001, as amended (the "Indenture"), by and among Tyco International Group S.A., a company organized under the laws of Luxembourg (the "Company"), Tyco International Ltd., a company organized under the laws of Bermuda ("Tyco") and U.S. Bank, N.A. (formerly, State Street Bank and Trust Company), a national banking association organized and existing under the laws of the United States of America (the "Paying Agent"), relating to the Zero Coupon Convertible Debentures due 2021 of the Company (the "Securities"), that at the option of the holder thereof (the "Holder"), each Security will be purchased by the Company for $764.15 per $1,000 principal amount at maturity of the Securities (the "Purchase Price"), subject to the terms and conditions of the Indenture, the Securities and this Company Notice, including the accompanying Purchase Notice (the "Option"). Holders may surrender their Securities from January 14, 2003, through 5:00 p.m., New York City time, on February 12, 2003. This Company Notice is being sent pursuant to the provisions of Section 3.8 of the Indenture and paragraph 6 of the Securities. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

  To exercise your option to have the Company purchase the Securities and receive payment of $764.15 per $1,000 principal amount at maturity of the Securities ("$1,000 principal amount"), you must validly surrender the Securities and the enclosed Purchase Notice to the Paying Agent (and not have withdrawn such surrendered Securities and Purchase Notice), prior to 5:00 p.m., New York City time, on Wednesday, February 12, 2003 (the "Purchase Date"); Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on Wednesday, February 12, 2003. The right of Holders to surrender Securities for purchase in the Option expires at 5:00 p.m., New York City time, on Wednesday, February 12, 2003. HOLDERS THAT SURRENDER THROUGH THE DEPOSITORY TRUST COMPANY ("DTC") NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

        The addresses for the Paying Agent are as follows:

In Person:	By Registered or Certified Mail or Overnight Courier:
U.S. Bank, N.A. c/o State Street Bank and Trust Company 2 Avenue de Lafayette Boston, MA 02111 Attention: Dennis Gramz Tel: (617) 662-1580	U.S. Bank, N.A. 2 Avenue de Lafayette Corporate Trust Window, 5th Floor Boston, MA 02111-1724 or
U.S. Bank, N.A. 61 Broadway, 15th Floor New York, NY 10006 Attention: Corporate Trust Administration — Tyco International Group S.A. Zero Coupon Convertible Debentures due 2021

        Additional copies of this Company Notice may be obtained from the Paying Agent at its addresses set forth above.

The date of this Company Notice is January 14, 2003.

No person has been authorized to give any information or to make any representations other than those contained in this Company Notice and accompanying Purchase Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Company Notice and accompanying Purchase Notice do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Notice shall not under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company, Tyco or their respective boards of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder's Securities. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender.

i

SUMMARY TERM SHEET

        The following are answers to some of the questions that you may have about the Option. To understand the Option fully and for a more complete description of the terms of the Option, we urge you to read carefully the remainder of this Company Notice and the accompanying Purchase Notice because the information in this summary is not complete and those documents contain additional important information. We have included page references to direct you to a more complete description of the topics in this summary.

    •    Who is offering to purchase my Securities?

        Tyco International Group S.A., a company organized under the laws of Luxembourg (the "Company"), is offering to purchase your validly surrendered Zero Coupon Convertible Debentures due 2021 (the "Securities"). (Page 4)

    •    What securities are you seeking to purchase?

        We are offering to purchase all of the Securities surrendered, at the option of the holder thereof (the "Holder"). As of January 13, 2003, there was approximately $2,422,050,000.00 aggregate principal amount at maturity of Securities outstanding. The Securities were issued under an Indenture, dated February 12, 2001, as amended (the "Indenture"), by and among the Company, Tyco International Ltd., a company organized under the laws of Bermuda ("Tyco"), and U.S. Bank, N.A. (formerly, State Street Bank and Trust Company), a national banking association organized and existing under the laws of the United States of America (the "Paying Agent"). (Page 4)

    •    How much are you offering to pay and what is the form of payment?

        Pursuant to the Indenture, we will pay, in cash, a purchase price of $764.15 per $1,000 principal amount at maturity of the Securities (the "Purchase Price") with respect to any and all Securities validly surrendered for purchase and not withdrawn. (Page 5)

    •    How can I determine the market value of the Securities?

        There is no established reporting system or market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, Tyco's operating results and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Option. (Pages 5-6)

    •    Why are you making the offer?

        The Company is required to make the offer pursuant to the terms of the Securities and the Indenture. (Page 4)

    •    What does the board of directors for each of Tyco and the Company think of the Option?

        Although the board of directors for each of Tyco and the Company has approved the terms of the Option included in the Indenture, the board of directors for each of Tyco and the Company has not made any recommendation as to whether you should surrender your Securities for purchase. You must make your own decision whether to surrender your Securities for purchase and, if so, the number of Securities to surrender. (Page 5)

    •    When does the Option expire?

        The Option expires at 5:00 p.m., New York City time, on February 12, 2003. The Company will not extend the period Holders have to accept the Option. (Page 4)

    •    What are the conditions to the purchase by the Company of the Securities?

        Provided that the purchase by the Company of validly surrendered Securities is not unlawful, such purchase will not be subject to any other conditions. (Page 4)

    •    How do I surrender my Securities?

        To surrender your Securities for purchase pursuant to the Option, you must deliver the required documents to the Paying Agent no later than 5:00 p.m., New York City time, on February 12, 2003. HOLDERS THAT SURRENDER THROUGH THE DEPOSITORY TRUST COMPANY ("DTC") NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

  •
  A Holder whose Securities are held in certificated form must properly complete and execute the Purchase Notice, and deliver such notice to the Paying Agent, with any other required documents and the certificates representing the Securities to be surrendered for purchase.

  •
  A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Securities and instruct such nominee to surrender the Securities on the Holder's behalf.

  •
  Holders who are DTC participants should surrender their Securities electronically through DTC's Automated Tenders over the Participant Terminal System ("PTS"), subject to the terms and procedures of that system. (Pages 6-7)

    •    If I surrender, when will I receive payment for my Securities?

        We will accept for payment all validly surrendered Securities immediately upon expiration of the Option. We will promptly forward to the Paying Agent, prior to 10:00 a.m., New York City time, on February 13, 2003, the appropriate amount of cash required to pay the Purchase Price for the surrendered Securities, and the Paying Agent will promptly distribute the cash to the Holders. (Page 8)

    •    Until what time can I withdraw previously surrendered Securities?

        You can withdraw Securities previously surrendered for purchase at any time until 5:00 p.m., New York City time, on February 12, 2003. You may also withdraw previously surrendered Securities at any time after the expiration of 40 business days from the date of this Company Notice if your Securities have not yet been accepted for payment. (Pages 7-8)

    •    How do I withdraw previously surrendered Securities?

        To withdraw previously surrendered Securities, you must deliver an executed written notice of withdrawal substantially in the form attached, or a facsimile of one, to the Paying Agent prior to 5:00 p.m., New York City time, on February 12, 2003.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC. (Pages 7-8)

    •    Do I need to do anything if I do not wish to surrender my Securities for purchase?

        No. If you do not deliver a properly completed and duly executed Purchase Notice before the expiration of the Option, we will not purchase your Securities and such Securities will remain outstanding subject to their existing terms. (Page 6)

    •    If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?

        No. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase, however, you must surrender your Securities in a principal amount at maturity of $1,000 (the "$1,000 principal amount") or an integral multiple thereof. (Page 6)

    •    If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?

        Yes. If you do not surrender your Securities for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount at maturity of a Security into 8.6916 common shares of Tyco, the parent corporation of the Company, subject to the terms, conditions and adjustments specified in the Indenture. (Page 5)

    •    If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Securities for purchase in the Option?

        The receipt of cash in exchange for Securities pursuant to the Option will be a taxable transaction for U.S. federal income tax purposes. You should consult with your own tax advisor regarding the actual tax consequences to you. (Pages 10-11)

    •    Who is the Paying Agent?

        U.S. Bank, N.A. (formerly, State Street Bank and Trust Company), the trustee for the Securities, is serving as Paying Agent in connection with the Option. Its address and telephone number are set forth on the front cover page of this Company Notice. (Page 4)

    •    Who can I talk to if I have questions about the Option?

        Questions and requests for assistance in connection with the surrender of Securities for purchase in this Option may be directed to Dennis Gramz at U.S. Bank, N.A. at (617) 662-1580.

IMPORTANT INFORMATION CONCERNING THE OPTION

        1.    Information Concerning the Company and Tyco.    Tyco International Group S.A., a company organized under the laws of Luxembourg (the "Company"), is offering to purchase its Zero Coupon Convertible Debentures due 2021 (the "Securities").

        The Company was formed as a Luxembourg company on March 30, 1998, as a wholly owned subsidiary of Tyco International Ltd., a company organized under the laws of Bermuda ("Tyco"). The Company is a holding company whose only business is to own indirectly a substantial portion of the operating subsidiaries of Tyco and to perform treasury operations for Tyco companies. Otherwise, it conducts no independent business.

        Tyco is a diversified manufacturing and service company that, through its subsidiaries:

  •
  designs, manufactures, installs, monitors and services electronic security and fire protection systems;

  •
  designs, manufactures and distributes electrical and electronic components, and designs, manufactures, installs, operates and maintains undersea fiber optic cable communications systems;

  •
  designs, manufactures and distributes medical devices and supplies and other specialty products, which include plastic products, adhesives and films; and

  •
  designs, manufactures, distributes and services engineered products including industrial valves and controls and steel tubular goods and provides environmental consulting services.

        Tyco maintains its registered and principal executive offices at The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. The executive offices of Tyco's principal United States subsidiaries are located at One Tyco Park, Exeter, New Hampshire 03833. The telephone number there is (603) 778-9700. The Company, a Luxembourg subsidiary, maintains its registered and principal executive offices at 17, Boulevard de la Grande-Duchesse Charlotte, L-1331 Luxembourg. The Company's telephone number is (352) 464-340-1.

        2.    Information Concerning the Securities.    The Securities were issued under an Indenture, dated February 12, 2001, as amended (the "Indenture"), by and among the Company, Tyco and U.S. Bank, N.A. (formerly, State Street Bank and Trust Company), a national banking association organized and existing under the laws of the United States of America (the "Paying Agent"). The Securities mature on February 12, 2021.

        The Indenture was amended pursuant to Supplemental Indenture No. 1, dated January 10, 2003, by and among the Company, Tyco and the Paying Agent, to extend the period during which a holder of Securities (a "Holder") may surrender Securities in compliance with United States federal securities laws.

        2.1    The Company's Obligation to Purchase the Securities. Pursuant to the Indenture, unless earlier redeemed, the Company is obligated to purchase all Securities validly surrendered for purchase and not withdrawn, at the Holder's option on February 12, 2003, February 12, 2005, February 12, 2007, February 12, 2009 and February 12, 2016. The purchase price on such dates shall equal the Issue Price (as defined in the Indenture) of $741.65 plus accrued Original Issue Discount (as defined in the Indenture) as of the applicable purchase date.

        This Option will expire at 5:00 p.m., New York City time, on February 12, 2003 (the "Purchase Date"). Provided that the purchase by the Company of validly surrendered Securities is not unlawful, such purchase will not be subject to any other conditions.

        2.2    Purchase Price.    Pursuant to the Indenture, the purchase price to be paid by the Company for the Securities on February 12, 2003 is $764.15 per $1,000 principal amount at maturity of the Securities (the "Purchase Price"). The Purchase Price will be paid in cash with respect to any and all Securities validly surrendered for purchase and not withdrawn. Securities surrendered for purchase will be accepted only in principal amounts at maturity equal to $1,000 (the "$1,000 principal amount") or integral multiples thereof. The Original Issue Discount (as defined in the Indenture) will cease to accrue on the Purchase Date unless the Company defaults in making payment on Securities validly surrendered for purchase and not withdrawn.

        The Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or Common Shares (as defined below). Thus, the Purchase Price may be significantly higher or lower than the current market price of the Securities. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities, to the extent available, and Common Shares (as defined below) before making a decision whether to surrender their Securities for purchase.

        None of the Company, Tyco or their respective boards of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make his or her own decision whether to surrender his or her Securities for purchase and, if so, the principal amount of Securities to surrender based on such Holder's assessment of current market value and other relevant factors.

        2.3    Conversion Rights of the Securities.    The Securities are convertible into Tyco common shares, $0.20 nominal value per share (the "Common Shares"), in accordance with and subject to the terms of the Indenture and paragraphs 8 and 9 of the Securities. The conversion rate of the Securities as of January 14, 2003 is 8.6916 Common Shares per $1,000 principal amount of the Securities. The Paying Agent is currently acting as Conversion Agent for the Securities.

        Holders that do not surrender their Securities for purchase pursuant to the Option will maintain the right to convert their Securities into Common Shares. Any Securities as to which a Purchase Notice has been given may be converted in accordance with the terms of the Indenture only if the applicable Purchase Notice has been validly withdrawn prior to 5:00 p.m., New York City time, on the Purchase Date, as described in Section 4 hereto.

        2.4    Market for the Securities and Tyco Common Shares.    There is no established reporting system or trading market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, Tyco's operating results and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Option. The Securities are held through the Depository Trust Company ("DTC"). As of January 13, 2003, there was approximately $2,422,050,000.00 aggregate principal amount at maturity of Securities outstanding and DTC was and is the sole record holder of the Securities.

        The Common Shares of Tyco into which the Securities are convertible are listed on the NYSE, under the symbol "TYC." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Shares as reported on the NYSE. Tyco has paid a quarterly cash dividend of $0.0125 per Common Share since 1997.

	High	Low	Dividends Declared
Year ended September 30, 2001
First Quarter	$58.88	$44.50	$0.0125
Second Quarter	$63.21	$41.40	$0.0125
Third Quarter	$59.30	$40.15	$0.0125
Fourth Quarter	$55.29	$39.24	$0.0125
Year ended September 30, 2002
First Quarter	$60.09	$44.70	$0.0125
Second Quarter	$58.80	$22.00	$0.0125
Third Quarter	$32.60	$8.30	$0.0125
Fourth Quarter	$18.45	$7.00	$0.0125
Year ended September 30, 2003
First Quarter	$18.70	$11.90	$0.0125
Second Quarter (through January 10, 2003)	$17.62	$16.17	—

        On January 10, 2003, the last reported sales price of the Common Shares on the NYSE was $17.24 per share. As of such date, there was approximately 2,018,084,906 Common Shares outstanding. We urge you to obtain current market information for the Securities, to the extent available, and the Common Shares before making any decision to surrender your Securities pursuant to the Option.

        2.5    Redemption.    The Securities are not redeemable by the Company prior to February 12, 2009. Beginning on February 12, 2009, the Securities are redeemable for cash at any time at the option of the Company, in whole or in part, at a redemption price equal to the Issue Price (as defined in the Indenture) plus accrued Original Issue Discount (as defined in the Indenture and as provided for in the Securities) to the date of redemption.

        2.6    Change in Control.    The Securities may be redeemed at the option of the Holder if there is a Change in Control (as defined in the Indenture) at a redemption price equal to the Issue Price (as defined in the Indenture) plus accrued Original Issue Discount (as defined in the Indenture) to the date of redemption.

        2.7    Ranking.    The Securities are unsecured and unsubordinated obligations of the Company and are fully and unconditionally guaranteed on an unsecured and unsubordinated basis by Tyco. The Securities and guarantees rank equal in right of payment with all of the Company's and Tyco's existing and future unsecured and unsubordinated indebtedness, respectively. The Securities and guarantees are effectively subordinated to all existing and future indebtedness and other liabilities of the Company's and Tyco's subsidiaries, respectively.

        3.    Procedures to be Followed by Holders Electing to Surrender Securities for Purchase.    Holders will not be entitled to receive the Purchase Price for their Securities unless they validly surrender and do not withdraw the Securities on or before 5:00 p.m., New York City time, on the Purchase Date. Only registered Holders are authorized to surrender their Securities for purchase. Holders may surrender some or all of their Securities; however, any Securities surrendered must be in $1,000 principal amount or an integral multiple thereof.

        If Holders do not validly surrender their Securities on or before 5:00 p.m., New York City time, on February 12, 2003, their Securities will remain outstanding subject to the existing terms of the Securities.

        3.1    Method of Delivery.    The method of delivery of Securities, the related Purchase Notice and all other required documents, including delivery through DTC and acceptance through DTC's Automatic

Tenders over the Participant Terminal System ("PTS"), is at the election and risk of the person surrendering such Securities and delivering such Purchase Notice and, except as expressly otherwise provided in the Purchase Notice, delivery will be deemed made only when actually received by the Paying Agent. The date of any postmark or other indication of when a Security or the Purchase Notice was sent will not be taken into account in determining whether such materials were timely received. If such delivery is by mail, it is suggested that Holders use properly insured, registered mail with return receipt requested, and that Holders mail the required documents sufficiently in advance of the Purchase Date to permit delivery to the Paying Agent prior to 5:00 p.m., New York City time, on February 12, 2003.

        3.2    Purchase Notice.    Pursuant to the Indenture, the Purchase Notice must contain:

  •
  the certificate number of the Securities being delivered for purchase;

  •
  the portion of the principal amount of the Securities which will be delivered to be purchased, which portion must be in principal amounts of $1,000 at maturity or an integral multiple thereof; and

  •
  a statement that such Securities shall be purchased as of the Purchase Date pursuant to the terms and conditions specified in the Indenture and paragraph 6 of the Securities.

        3.3    Delivery of Securities.

        Securities in Certificated Form.    To receive the Purchase Price, Holders of Securities in certificated form must deliver to the Paying Agent the Securities to be surrendered for purchase and the accompanying Purchase Notice, or a copy thereof, on or before 5:00 p.m., New York City time, on the Purchase Date.

        Securities Held Through a Custodian.    A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Securities and instruct such nominee to surrender the Securities for purchase on the Holder's behalf.

        Securities in Global Form.    A Holder who is a DTC participant, may elect to surrender to the Company his or her beneficial interest in the Securities by:

  •
  delivering to the Paying Agent's account at DTC through DTC's book-entry system his or her beneficial interest in the Securities on or prior to 5:00 p.m., New York City time, on the Purchase Date; and

  •
  electronically transmitting his or her acceptance through DTC's PTS, subject to the terms and procedures of that system. In surrendering through PTS, the electronic instructions sent to DTC by the Holder, and transmitted by DTC to the Paying Agent will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the Purchase Notice.

        Securities and the Purchase Notice must be delivered to the Paying Agent to collect payment. Delivery of documents to DTC, Tyco or the Company does not constitute delivery to the Paying Agent.

HOLDERS THAT SURRENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

        4.    Right of Withdrawal.    Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Purchase Date. Holders may also withdraw surrendered Securities at any time after the expiration of 40 business days from the date of this Company Notice if their Securities have not yet been accepted for payment. In order to withdraw Securities, Holders must deliver to the Paying Agent written notice, substantially in the form enclosed herewith, containing:

  •
  the certificate number(s) and principal amount at maturity of the Securities with respect to which such notice of withdrawal is being submitted;

  •
  the principal amount at maturity, if any, of such Securities which remain subject to the original Purchase Notice and which have been or will be delivered for purchase by the Company; and

  •
  the Holder's signature, in the same manner as the original signature on the Purchase Notice by which such Securities were surrendered for purchase.

        The signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Rule 17Ad-15 of the Exchange Act) unless such Securities have been surrendered for purchase for the account of an Eligible Institution. Any properly withdrawn Securities will be deemed not validly surrendered for purposes of the Option. Securities withdrawn from the Option may be resurrendered by following the surrender procedures described in Section 3 above.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

        5.    Payment for Surrendered Securities.    The Purchase Price for any Securities validly surrendered for purchase and not withdrawn shall be paid to the Holder promptly following the Purchase Date. Each Holder of a beneficial interest in the Securities that has properly delivered such beneficial interest for purchase by the Company through DTC and not validly withdrawn such delivery prior to 5:00 p.m., New York City time, on the Purchase Date, will receive the Purchase Price promptly following the Purchase Date.

        The total amount of funds required by the Company to purchase all of the Securities is approximately $1.85 billion (assuming all of the Securities are validly surrendered for purchase and accepted for payment). In the event any Securities are surrendered and accepted for payment, the Company intends to use a portion of the proceeds of its recent offering of 2.75% Series A Convertible Senior Debentures due 2018 and 3.125% Series B Convertible Senior Debentures due 2023 to purchase the Securities. The Company does not have an alternative financing plan at this time.

        6.    Securities Acquired.    Any Securities purchased by the Company pursuant to the Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

        7.    Plans or Proposals of the Company and Tyco.    Other than as described herein, the Company and Tyco currently have no plans which would be material to a Holder's decision to surrender Securities for purchase in the Option, which relate to or which would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company, Tyco or any of their respective subsidiaries;

  •
  any purchase, sale or transfer of a material amount of assets of the Company, Tyco or any of their respective subsidiaries;

  •
  any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company or Tyco;

  •
  any change in the present board of directors or management of the Company or Tyco, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

  •
  any other material change in the corporate structure or business of the Company or Tyco;

  •
  any class of equity security of the Company or Tyco to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

  •
  any class of equity security of the Company or Tyco becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

  •
  the suspension of the obligation of the Company or Tyco to file reports under Section 15(d) of the Exchange Act;

  •
  the acquisition by any person of additional securities of the Company or Tyco, or the disposition of securities of the Company or Tyco; or

  •
  any changes in the charter, bylaws or other governing instruments of the Company or Tyco, or other actions that could impede the acquisition of control of the Company or Tyco.

        As previously announced, in September 2002, Tyco's board of directors determined not to nominate or support for re-election any of the current members of the board who were board members prior to July 2002. Tyco has previously disclosed the names of those individuals who have been added to the board of directors and the names of certain individuals who have been nominated for appointment to fill any vacancies that may occur or for election at the next annual general meeting of shareholders.

        Also as previously announced, on January 13, 2003, the Company issued $3.0 billion principal amount at maturity of its 2.75% Series A Convertible Senior Debentures due 2018 and $1.5 billion principal amount at maturity of its 3.125% Series B Convertible Senior Debentures due 2023. Tyco has guaranteed the payment of principal and interest on these debentures. Tyco also announced that it has obtained commitment letters for a new $1.5 billion credit facility, that the Company has agreed to guarantee the payment of Tyco's outstanding Zero Coupon Senior Liquid Yield Option Notes due 2020 and that the material subsidiaries of the Company will guarantee certain intercompany debt.

        8.    Interests of Directors, Executive Officers and Affiliates of the Company and Tyco in the Securities.    Except as otherwise disclosed below, to the knowledge of each of the Company and Tyco:

  •
  none of the Company, Tyco or their respective executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Securities;

  •
  none of the officers or directors of the subsidiaries of the Company or Tyco has any beneficial interest in the Securities;

  •
  the Company will not purchase any Securities from such persons; and

  •
  during the 60 days preceding the date of this Company Notice, none of such officers, directors or affiliates has engaged in any transactions in the Securities.

        During the 60 days preceding January 14, 2003, the Company engaged in one transaction involving the Securities. On November 21, 2002, the Company purchased 55,000 Securities for $754.37 per $1,000 principal amount at maturity of the Securities in the open market. The Securities purchased in this transaction were cancelled by the Trustee, pursuant to the terms of the Indenture.

        A list of the directors and executive officers of each of Tyco and the Company is attached to this Company Notice as Annex A.

        Except as described above, none of the Company, Tyco or, to their knowledge, any of their respective affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Option or with respect to any of their respective securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

        9.    Purchases of Securities by the Company, Tyco and Their Respective Affiliates.    Each of the Company, Tyco and their respective affiliates, including their respective executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Securities (or the right to purchase Securities) other than through the Option until at least the tenth business day after the Purchase Date. Following such time, if any Securities remain outstanding, the Company, Tyco and their respective affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price. Any decision to purchase Securities after the Option, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Option, the market price of the Common Shares, the business and financial position of Tyco and the Company, and general economic and market conditions.

        10.    Material United States and Luxembourg Tax Considerations.

        U.S. Federal Income Tax Considerations.    The following discussion, which is for general information only, is a summary of the material U.S. federal income tax considerations relating to the surrender of Securities for purchase pursuant to the Option. This discussion does not purport to be a complete analysis of all potential tax effects of the Option. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Moreover, this summary applies only to Holders who hold Securities as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, tax exempt investors, dealers in securities and currencies, U.S. expatriates, persons holding Securities as a position in a "straddle," "hedge," "conversion" or other integrated transaction for tax purposes, persons who own, directly or indirectly, 10% or more of our voting power, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under U.S. federal estate or gift tax laws or the laws of any U.S. state or locality or any foreign jurisdiction.

        For purposes of this discussion, a "U.S. Holder" means a beneficial owner of Securities that is, for U.S. federal income tax purposes: a citizen or resident of the United States; a corporation (or other entity that has elected to be treated as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof; an estate the income of which is subject to U.S. federal income tax regardless of its source; a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions; and certain electing trusts that were in existence and treated as U.S. trusts on August 20, 1996. As used herein, the term "non-U.S. Holder" means a beneficial owner of Securities, other than a partnership, that is not a U.S. Holder as defined above. The tax treatment of a partnership that holds Securities will generally depend on the status of the partners and the activities of the partnership. Holders that are partnerships should consult their own tax advisors about the U.S. federal income tax consequences of surrendering Securities pursuant to the Option.

        Sale of Securities Pursuant to the Option.    A U.S. Holder who receives cash in exchange for Securities pursuant to the Option will recognize taxable gain or loss equal to the difference between (i) the amount of cash received, and (ii) the Holder's adjusted tax basis in the Securities surrendered. A U.S. Holder's adjusted tax basis in the Securities will generally equal the U.S. Holder's cost of the Securities increased by any original issue discount previously included in income by such Holder with respect to such Securities. Subject to the market discount rules discussed below, such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Holder held the Securities for more than one year. Long-term capital gain of non-corporate taxpayers is generally subject to a maximum tax rate of 20%. The deductibility of capital losses is subject to limitations.

        A U.S. Holder who acquired Securities at a market discount generally will be required to treat any gain recognized upon the purchase of its Securities pursuant to the Option as ordinary income rather than capital gain to the extent of the accrued market discount, unless the U.S. Holder elected to include market discount in income as it accrued. Subject to a de minimis exception, "market discount" generally equals the excess of the "adjusted issue price" (the sum of the issue price of the Securities and the aggregate amount of original issue discount includible in gross income by all prior holders of the Securities) of the Securities at the time acquired by the Holder over the Holder's initial tax basis in the Securities.

        A non-U.S. Holder who receives cash in exchange for Securities pursuant to the Option generally will not be subject to U.S. federal income tax on any gain recognized, unless (a) the gain is effectively connected with the conduct by such non-U.S. Holder of a trade or business, or, in the case of a treaty resident, is attributable to a permanent establishment or a fixed base, in the United States, or (b) such non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the gain will be taxable in the same manner as described above with respect to U.S. Holders.

        Backup Withholding.    Under the backup withholding provisions of the Code, a U.S. Holder who surrenders Securities for purchase will generally be subject to backup withholding at the rate of 30% of any gross payment if such Holder fails to provide a certified Taxpayer Identification Number (Employer Identification Number or Social Security Number). U.S. Holders electing to surrender Securities should complete the Substitute Form W-9 which is part of the Purchase Notice and attach it to the Securities being surrendered. If you are a U.S. Holder exempt from backup withholding under the Code, please provide your Taxpayer Identification Number and so indicate in Part 2 of the Substitute Form W-9. If a non-U.S. Holder holds Securities through the non-U.S. office of a non-U.S. related broker or financial institution, backup withholding and information reporting generally will not be required. Information reporting, and possibly backup withholding, may apply if the Securities are held by a non-U.S. Holder through a U.S. broker or financial institution or the U.S. office of a non-U.S. broker or financial institution and the non-U.S. Holder fails to provide appropriate information (on Form W-8BEN or other applicable form). Non-U.S. Holders should consult their tax advisors with respect to the application of U.S. information reporting and backup withholding rules to the disposition of Securities pursuant to the Option.

        Luxembourg Tax Considerations.    Under current Luxembourg tax laws, no withholding or deduction is imposed in Luxembourg in respect of payments to be made to purchase the Securities pursuant to the Option. Holders of Securities who are neither resident in Luxembourg nor engaged in a trade or business through a permanent establishment, a fixed place of business or a permanent representative in Luxembourg will not be subject to taxes or duties in Luxembourg with respect to gains realized on the disposition of the Securities pursuant to the Option.

        All descriptions of tax considerations are for Holders' guidance only and are not tax advice. The Company and Tyco recommend that Holders consult with their tax and financial advisors with respect to the tax consequences of surrendering Securities for purchase, including the applicability and effect of state, local and foreign tax laws, before surrendering their Securities for purchase.

        11.    Additional Information.    Tyco is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public

Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet at www.sec.gov. Such reports and other information concerning Tyco may also be inspected at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

        Tyco and the Company have filed with the SEC a Tender Offer Statement on Schedule TO-I, pursuant to Section 13(e)(4) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Option. The Tender Offer Statement on Schedule TO-I, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

        The documents listed below contain important information about Tyco, the Company and their financial condition.

  •
  Tyco's Annual Report on Form 10-K for its fiscal year ended September 30, 2002, filed on December 30, 2002;

  •
  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

  •
  All documents filed with the SEC by Tyco pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice; and

  •
  The description of Tyco Common Shares set forth in the Tyco Registration Statement on Form S-3 (File No. 333-57180) filed on March 16, 2001, including any amendment or report filed with the SEC for the purpose of updating such description.

        In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

        12.    No Solicitations.    Neither the Company nor Tyco has employed any persons to make solicitations or recommendations in connection with the Option.

        13.    Definitions.    All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

        14.    Conflicts.    In the event of any conflict between this Company Notice and the accompanying Purchase Notice on the one hand and the terms of the Indenture or any applicable laws on the other hand, the terms of the Indenture or applicable laws, as the case may be, will control.

        None of the Company, Tyco or their respective boards of directors or employees are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make his or her own decision whether to surrender his or her Securities for purchase and, if so, the principal amount of Securities to surrender based on their own assessment of current market value and other relevant factors.

                      TYCO INTERNATIONAL, LTD.
                      TYCO INTERNATIONAL GROUP S.A.

January 14, 2003

ANNEX A

BOARDS OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the names of each of the members of Tyco's board of directors and executive officers.

Name	Position(s) Held
Edward D. Breen	Chairman of the Board, Chief Executive Officer
David J. FitzPatrick	Executive Vice President and Chief Financial Officer
William B. Lytton	Executive Vice President and General Counsel
Eric M. Pillmore	Senior Vice President of Corporate Governance
John A. Krol	Lead Director
George W. Buckley	Director
Richard S. Bodman	Director
John F. Fort, III	Director
Stephen W. Foss	Director
Bruce R. Gordon	Director
Wendy E. Lane	Director
Mackey McDonald	Director
W. Peter Slusser	Director
Jerome York	Director
Dennis C. Blair, USN Ret.	Nominee for Election as a Director
Brendan O'Neill	Nominee for Election as a Director
Sandra Wijnberg	Nominee for Election as a Director

        The following table sets forth the names of each of the members of the Company's board of directors and executive officers.

Name	Position Held
Michelangelo Stefani	Managing Director
Kevin Francis O'Kelly-Lynch	Managing Director
Alastair Macgowan	Director

        Tyco maintains its registered and principal executive offices at The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. The Executive offices of Tyco's principal United States subsidiaries are located at One Tyco Park, Exeter, New Hampshire 03833. The telephone number there is (603) 778-9700. The Company, a Luxembourg subsidiary, maintains its registered and principal executive offices at 17, Boulevard de la Grande-Duchesse Charlotte, L-1331 Luxembourg. The Company's telephone number is (352) 464-340-1.

A-1

QuickLinks

  Exhibit 99(a)(1)(A)
COMPANY NOTICE TO HOLDERS OF TYCO INTERNATIONAL GROUP S.A. ZERO COUPON CONVERTIBLE DEBENTURES DUE 2021 CUSIP Numbers: 902118 AW 8 and 902118 AV 0
TABLE OF CONTENTS
SUMMARY TERM SHEET
IMPORTANT INFORMATION CONCERNING THE OPTION
ANNEX A BOARDS OF DIRECTORS AND EXECUTIVE OFFICERS